Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2022 relating to the consolidated balance sheets of Momentus Inc. as of December 31, 2021 and 2020, and the consolidated statement of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes to the consolidated financial statements which appears in Momentus Inc.’s Annual Audit Report for the years ended December 31, 2021 and 2020.

/s/ Armanino LLP
ArmaninoLLP
San Ramon, California

March 14, 2022